Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer (239) 931-7281 BCarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES BUILDS ON EXISTING MARKET PRESENCE WITH COMPLETION OF FLORIDA ACQUISITION

FORT MYERS, FL, April 9, 2012 — Radiation Therapy Services Holdings, Inc. (“the Company”), a leading provider of advanced radiation therapy and other cancer care services, today announced that it has completed the acquisition of Lakewood Ranch Oncology Center (“LROC”), a radiation therapy facility located in Lakewood Ranch, Florida, for approximately $26 million.

The acquisition expands Radiation Therapy’s existing presence in Sarasota and Manatee Counties. Radiation Therapy expects the acquisition of LROC and the affiliated practices to contribute approximately $23.2 million and $6.6 million in revenues and EBITDA, respectively during the first year of operations.  LROC was previously owned by two groups of urologist specialists whom Radiation Therapy hired as part of this transaction, building on the Company’s integrated cancer care model.

Separately, the Company also entered into a License Agreement with the North Broward Hospital District to license the space and equipment and assume responsibility for the operation of the radiation therapy departments at Broward General Medical Center and North Broward Medical Center, where Radiation Therapy had previously provided professional services. The license agreement runs for an initial term of ten years, with three separate five year renewal options.  Radiation Therapy expects the license agreement to contribute approximately $7.2 million and $2.2 million in revenues and EBITDA, respectively, during the first year of operations.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “We are very pleased with the acquisition and licensing agreement we announced today.  With the acquisition in Sarasota County, we added a number of highly experienced urologists to our medical staff, building on our strategy to provide integrated cancer care to the communities we serve.  By assuming the operations of two radiation therapy departments in Broward

County where we already have a presence, we believe we can further improve patient care and efficiency by bringing our wisdom and expertise.  We will continue to seek additional opportunities to expand our presence through acquisition or other agreements that will support our long-term growth.”

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and South America.  The Company’s primary line of business is offering a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 126 treatment centers, including 95 centers located in 16 U.S. states, strategically clustered in 28 local markets. The Company also operates 30 centers located in six countries in Latin America and 1 center located in India.  The Company holds market leading positions in most of its local markets here and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2012.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

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